EXHIBIT 10.20
                             DISTRIBUTION AGREEMENT

    This agreement is entered into this 26 January 2000 by and between Rockford Corporation with headquarters at 546 South Rockford Drive, Tempe, Arizona 85281, U.S.A. (hereinafter "Rockford"), and Ezcony Trading Corporation, an importer, located in the Colon Free Trade Zone, Panama (hereinafter "Distributor"). Both parties agree as follows:

1. Rockford hereby appoints the Distributor as its sole distributor for the products manufactured by Rockford and its Rockford Fosgate product lines (hereinafter "Products"), only within the following sales territory; Brazil, Paraguay, Argentina, Chile, Peru, Bolivia, Uruguay, Colombia, Ecuador, Surinam, Panama, Costa Rica, Nicaragua, Honduras, El Salvador, Guatemala, Belize, Guyana, all of the Caribbean, including Dominican Republic, Jamaica, Haiti, St. Martin, and Mexico (hereinafter "Territory"); and Rockford hereby agrees not to appoint, or permit sales by, any other distributors or dealers of the Products in the Territory. The distributor agrees not to sell the Products to any other distributors, dealers or consumers for the purpose of selling the products outside the Territory. Distributor may not sell the Products outside the Territory or by using the Internet or other electronic media. This would be considered transshipping and would be grounds for immediate termination. Distributor will be permitted to advertise that they are the authorized distributor of Rockford products on the Internet but may not take orders or make sales directly via the Internet. Further, Distributor may advertise that he is the authorized distributor for the above mentioned territory in American Airlines' and COPA Airlines' in-flight magazines and must include the disclaimer "subject to authorized distribution territory."

All advertisements must be pre-approved by Rockford. Distributor agrees that no advertisements will contain pricing and or be directed toward the end user. Distributor acknowledges that these restrictions are reasonable in light of Distributor's warranty obligations within the Territory and lack of authorization to provide warranty service outside the Territory.

2. Direct orders or inquires for the Products received by Rockford from third parties within the Territory will be conveyed at the earliest possible moment to the distributor, who will be left the discretion to decide if they desire a shipment from Rockford to the third party, or whether they wish to transact such business by selling from their stock. At no time will Rockford ship directly to a third party without a written request from the Distributor. In either case of such a sale, the responsibility for warranty repair of the Products remains the Distributor's throughout the life of the Product sold by Distributor.

3. In consideration of this exclusive appointment by Rockford to sell the Products in the Territory, the Distributor, during the continuance of this Agreement, hereby agrees not to import, handle or sell goods which are identical or similar to the Products, either directly or indirectly, if such other products would or might compete or interfere with the sale of the Products by the Distributor pursuant to the terms of this Agreement, except any such identical or similar goods that are handled and brought to Rockford's attention before this Agreement is signed. Rockford acknowledges that at the time of signing of this agreement, Distributor currently imports, handles and/or sells Aiwa, Pioneer and Sony mobile electronics products.

4. The distributor agrees to purchase the Products from Rockford in a volume of USD Four Million Six Hundred Thousand (US$4,600,000.00) in the calendar year 2000 beginning at the execution date of this agreement. Future purchase goals will be set on an annual basis. Unless

                             Exhibit 10.20 - Page 1

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negotiated, only those products purchased that do not exceed a net discount of thirty percent (30%) (including rebates) will count towards purchase goals.

Due to the transition from previous distributors to Ezcony Trading Corp., not all authorized sales territories listed in this agreement will be open to distributor for soliciting of sales until April 1, 2000 or such date that the prior distributor's final termination date. Therefore, a separate goal of US$350,000 will be established for the first calendar quarter for the year 2000 (January, February & March).

5. The Distributor hereby agrees to serve Rockford during the continuance of this Agreement diligently and faithfully and to use its best endeavors to extend and promote the sale of the Products in the Territory, and to submit sales reports on market conditions at regular intervals, at least semi-annually. The warranty repair of the Products will be the responsibility of the Distributor throughout the life of all Products sold by Distributor.

6. Rockford hereby agrees to provide the Distributor with an adequate supply of publicity and technical literature on the Products; and the distributor agrees to carry out his local advertising and sales promotion efforts at his own cost.

7. All the purchases by the Distributor from Rockford shall be conducted through a formal written purchase order or written inquiry form with all the necessary information furnished thereon. The currency used in purchasing shall be US Dollars only; and the prices shall be the same as established by Rockford's then effective export price lists. Terms of payment for all purchases shall be 75 days from invoice date. The distributor agrees to pay Rockford accordingly.

8. This Agreement shall be effective as of 26 January, 2000 and will continue without termination through December 31, 2000 and shall be automatically renewed upon expiration for additional one year periods, unless and until a new Agreement is signed by both Parties or either Party gives 30 days written notice of termination. Such termination shall create no liability for direct, consequential, or other damages.

9. Rockford and the Distributor are acting as independent contracting parties in entering into this Agreement, and neither shall act as the agent or representative of the other nor have the power to bind the other in any way in dealing with third parties.

10. All of Rockford and Hafler trade names, trademarks, logotypes and trade dress or styles shall at all times be and remain the sole property of Rockford. Rockford grants to Distributor a non- exclusive, nontransferable, terminable license to use the marks associated with the Products, as listed on Exhibit A (the "Licensed Marks") during the term of this Agreement and solely in connection with its sale of the Products in the Territory. Rockford reserves all rights not expressly granted to Distributor in this Agreement. This Agreement does not grant to Distributor any rights in trademarks, service marks, logos or other designs other than Licensed Marks. Upon termination of this Agreement by either party, the Distributor shall immediately cease all use of the Licensed Marks.

To assure that the production, appearance, and quality of each of the Licensed Marks are consistent with Rockford's reputation for high quality, and with the goodwill associated with its reputation and the Licensed Marks, and to insure the preservation of the Licensed Marks and Rockford's rights in them, Distributor will: (1) use the Licensed Marks only in connection with the promotion and sale of the Products and only in the forms that Rockford approves in writing, without any changes or modifications; (2) comply with all other instructions issued by Rockford, in its sole discretion, to maintain the quality of the Licensed Marks; (3) use appropriate legends, markings, and notices as

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Rockford directs to give notice to the consuming public of Rockford's right, title, and interest in the Licensed Marks; (4) not use markings, legends, or notices on or in association with the Licensed Marks unless Rockford approves in writing; and (5) not register any of Rockford and Hafler trade names as Internet domains.

Distributor acknowledges that any violation of this section will result in irreparable harm to Rockford and will give Rockford the right immediately to terminate this Agreement and the license to use the Licensed Marks.

Distributor acknowledges that Rockford is the owner of the Licensed Marks, of all other Rockford and Hafler trade names, trademarks, logotypes and trade dress or styles, and of the goodwill associated with all such marks. Distributor's use of the Licensed Marks will inure to the benefit of Rockford. Distributor will not, at any time, acquire any rights in the Licensed Marks by virtue of its use of the Licensed Marks.

Distributor will not use all or part of any Rockford trade name or trade mark, or any Licensed Mark, as part of its corporate name. Distributor also will not register or otherwise use any Internet domain name that uses all or part of any Rockford tradename or trade mark, or any Licensed Mark, or that might lead Internet users to believe that a site is associated with Rockford.

Nothing in this Agreement transfers to Distributor any right, title, or interest in and to the Licensed Marks, or any other Rockford and Hafler trade names, trademarks, logotypes and trade dress or styles, other than as specifically granted in this Agreement. Distributor acknowledges that this license terminates upon termination of this Agreement.

11. Should any dispute arise between Rockford and the distributor as to the interpretation or application of this Agreement, it shall be subject to the laws then in force in the State of Arizona, United States of America, where the Agreement originated. Disputes will be resolved by arbitration in Maricopa County, Arizona, U.S.A., under the then current Rules for Commercial Arbitration of the American Arbitration Association. The decisions of the arbitrators are final and may be enforced in any court with jurisdiction over the parties.

12. Rockford Corporation shall export all Products (commodities, technology or software) in accordance with Export Administration Regulations of the Bureau of Export Administration, United States Department of Commerce. Distributor shall not participate in any re-export or release of Products contrary to U.S. law. This shall not affect compliance with Distributor's local laws and regulations.

IN WITNESS WHEREOF, Rockford and the distributor have by persons duly authorized, executed this Agreement at Tempe, Arizona on the aforesaid 26 January, 2000.

Signed by:  /s/ Enrique Lacs
            ----------------
Print Name: Enrique Lacs
Title:      V.P. Operations




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                       ADDENDUM TO DISTRIBUTION AGREEMENT

This shall serve as an addendum to the Distribution Agreement between Rockford Corporation and Ezcony Trading Corporation. The parties hereby agree to the following additional terms and conditions and these shall form an integral part of the Distribution Agreement.

TERRITORY:  The Territory specifically excludes Puerto Rico and Venezuela.

TERMS OF DELIVERY: Delivery terms shall be Ex Works Grand Rapids, Michigan or Gilbert, Arizona USA (as defined in the latest version of I.C.C. Incoterms). Rockford shall pay inland freight to either Laredo, Texas or Miami, Florida.

PRICING: Rockford shall provide Ezcony with an 18% export discount from its then effective export price list except on source units and CD Changers which will receive a 14% export discount.

REBATE: An additional 7% Volume Rebate will be paid by Rockford to Ezcony in the form of a credit memo upon Ezcony achieving the following purchase goals from Rockford:


          January- March 31, 2000       USD 350,000.00
          April 1 - June 30, 2000       USD 750,000.00
          July 1- Sept. 30, 2000        USD 1,500,000.00
          October- Dec. 31, 2000        USD 2,000,000.00
          January- March 31, 2000       USD TBD




For Distributor:
By:    /s/ Enrique Lacs
       ----------------
Title: V.P. Operations

                             Exhibit 10.20 - Page 4